Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use of my report dated October 30, 2008 on the financial statements of Jolley Marketing, Inc. for the years ended December 31, 2007 and 2006 included in the registration statement of Jolley Marketing, Inc. on Form S-1 and to the reference to my firm under the heading “Experts” in the prospectus.

/s/ Michael J. Larsen, PC

Michael J. Larsen, PC

Sandy, Utah

November 3, 2008